Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS second QUARTER 2020 Results

—Reports Earnings of $1.52 per Diluted Share, or $1.05 per Diluted Share

Excluding Net Realized Investment Gains—

SANTA ANA, Calif., July 23, 2020 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the second quarter ended June 30, 2020.

Current Quarter Highlights

•	Total revenue of $1.6 billion, up 7 percent compared with last year
-	Closed title orders up 29 percent, driven by a 160 percent increase in refinance orders
-	Average revenue per order down 26 percent, driven by the shift to refinance transactions
•	Net realized investment gains of $69.3 million, primarily due to the change in the fair value of equity securities
•	Title Insurance and Services segment pretax margin of 16.3 percent
-	12.5 percent excluding net realized investment gains
•	Commercial revenues of $109.5 million, down 39 percent compared with last year
•	Title Insurance and Services segment investment income of $43.2 million, down 39 percent vs. 2019
•	Specialty Insurance segment pretax margin of 5.5 percent
-	0.4 percent excluding net realized investment gains
•	Raised $450 million in a public offering of 10-year senior notes at 4.0 percent
•	Cash flow from operations of $343.8 million, compared with $266.6 million last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	June 30,
	2020	2019
Total revenue	$1,608.7	$1,498.6
Income before taxes	225.3	229.5

Net income	$170.7	$186.7
Net income per diluted share	1.52	1.64

Total revenue for the second quarter of 2020 was $1.6 billion, an increase of 7 percent relative to the second quarter of 2019. Net income in the current quarter was $170.7 million, or $1.52 per diluted share, compared with net income of $186.7 million, or $1.64 per diluted share, in the second quarter of 2019. Net realized investment gains in the current quarter were $69.3 million, or 47 cents per diluted share, compared with net realized investment gains of $8.4 million, or 6 cents per diluted share, in the second quarter of last year. The net realized investment gains in both periods were primarily due to the change in the fair value of equity securities.

“During the ongoing coronavirus pandemic, our priority has been twofold: to keep our employees safe while meeting all the service needs of our customers,” said Dennis J. Gilmore, chief executive officer

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First American Financial Reports Second Quarter 2020 Results

at First American Financial Corporation. “Today, approximately 80 percent of our global workforce continues to work from home with high productivity, and it’s likely we’ll remain in that posture until the end of the year.

“Our business is performing much better than we expected back in April, with purchase open orders returning to positive growth in June following steep declines earlier in the quarter. The commercial market also performed better than expected in the second quarter, although the improvement has not been as rapid as in the purchase market. Given low mortgage rates, we expect refinance activity to remain at elevated levels for the remainder of the year.

“The investments First American has been making over the past few years to secure its data leadership, accelerate title automation, and enable digital closings has put us in a superior position to add value for our customers as digital innovation transforms the mortgage and home-buying experience.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	June 30,
	2020	2019
Total revenues	$1,462.9	$1,371.9

Income before taxes	$237.8	$232.8
Pretax margin	16.3%	17.0%

Title open orders(1)	351,300	296,200
Title closed orders(1)	254,500	196,600

U.S. Commercial
Total revenues	$109.5	$180.4
Open orders	23,200	33,000
Closed orders	14,900	19,300
Average revenue per order	$7,400	$9,400
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the second quarter were $1.5 billion, up 7 percent compared with the same quarter of 2019. Direct premiums and escrow fees were down 4 percent compared with the second quarter of 2019, driven by a 26 percent decline in the average revenue per direct title order closed that was largely offset by a 29 percent increase in the number of direct title orders closed. The average revenue per direct title order declined to $1,950, primarily due to the shift in the order mix to lower-premium residential refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 10 percent in the current quarter as compared with last year.

Information and other revenues were $228.3 million this quarter, up 15 percent compared with the same quarter of last year. The increase was primarily due to the recent acquisition of Docutech and the growth in mortgage originations that led to higher demand for the company’s title information products.

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First American Financial Reports Second Quarter 2020 Results

Investment income was $43.2 million in the second quarter, down $27.7 million, or 39 percent, primarily due to the impact of the decline in short-term interest rates on the investment portfolio and cash balances. Net realized investment gains totaled $62.8 million in the current quarter, compared with gains of $6.9 million in the second quarter of 2019, primarily due to the change in the fair value of equity securities.

Personnel costs were $417.1 million in the second quarter, a decline of $5.6 million, or 1 percent, compared with the same quarter of 2019. This decline was primarily attributable to lower incentive compensation expense that was largely offset by higher costs as a result of recent acquisitions.

Other operating expenses were $222.2 million in the second quarter, up $28.1 million, or 14 percent, compared with the second quarter of 2019. The increase was primarily due to higher production-related costs as a result of the growth in order volume, the impact of recent acquisitions and higher costs across a number of expense categories, partly offset by lower travel expense.

The provision for policy losses and other claims was $56.4 million in the second quarter, or 5.0 percent of title premiums and escrow fees, an increase from a 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.5 percent for the current policy year with a $5.6 million increase in the loss reserve estimates for prior policy years. In the second quarter, incurred title claims were $29.2 million, a 26 percent decline relative to 2019.

Depreciation and amortization expense was $39.0 million in the second quarter, up $7.9 million, or 26 percent, compared with the same period last year, primarily due to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $237.8 million in the second quarter, compared with $232.8 million in the second quarter of 2019. Pretax margin was 16.3 percent in the current quarter, compared with 17.0 percent last year. Excluding the impact of net realized investment gains, the pretax margin was 12.5 percent this year, compared with 16.5 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	June 30,
	2020	2019
Total revenues	$133.5	$123.0

Income before taxes	$7.3	$15.7
Pretax margin	5.5%	12.8%

Total revenues for the Specialty Insurance segment were $133.5 million in the second quarter of 2020, an increase of 9 percent compared with the second quarter of 2019. Excluding the impact of net realized investment gains, total revenues this quarter were up 4 percent, with both the home warranty and property and casualty business lines contributing to this growth. The overall loss ratio for the segment was 67.8 percent, up from 56.4 percent last year primarily due to higher claim losses in the property and casualty business. In the current quarter, the property and casualty business experienced a higher frequency of large claim losses and $4.8 million in reserve strengthening for prior period claims. The

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First American Financial Reports Second Quarter 2020 Results

segment’s pretax margin in the current quarter was 5.5 percent, compared with 12.8 percent in the second quarter of last year. Excluding net realized investment gains, the current quarter’s pretax margin was 0.4 percent, compared with 11.8 percent last year.

Teleconference/Webcast

First American’s second quarter 2020 results will be discussed in more detail on Thursday, July 23, 2020, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through August 6, 2020, by dialing 201-612-7415 and using the conference ID 13706905. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $6.2 billion in 2019, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2020, First American was named to the Fortune 100 Best Companies to Work For® list for the fifth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Second Quarter 2020 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; the coronavirus pandemic and responses thereto; impairments in the company’s goodwill or other intangible assets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Total revenues	$1,608,729	$1,498,620	$3,021,672	$2,802,201

Income before income taxes	$225,295	$229,497	$297,619	$371,167
Income tax expense	53,601	42,226	62,079	74,092
Net income	171,694	187,271	235,540	297,075
Less: Net income attributable to noncontrolling interests	1,039	616	1,681	845
Net income attributable to the Company	$170,655	$186,655	$233,859	$296,230

Net income per share attributable to stockholders:
Basic	$1.52	$1.65	$2.07	$2.62
Diluted	$1.52	$1.64	$2.06	$2.61

Cash dividends declared per share	$0.44	$0.42	$0.88	$0.84

Weighted average common shares outstanding:
Basic	112,309	113,050	112,939	112,881
Diluted	112,555	113,498	113,270	113,366

Selected Title Insurance Segment Information
Title orders opened(1)	351,300	296,200	705,700	524,000
Title orders closed(1)	254,500	196,600	457,200	347,500
Paid title claims	$34,986	$40,518	$77,718	$81,287

(1) U.S. direct title insurance orders only.

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$1,523,344	$1,485,959
Investments	6,652,183	6,589,443
Goodwill and other intangible assets, net	1,591,915	1,242,741
Total assets	12,288,019	11,519,167
Reserve for claim losses	1,095,494	1,063,044
Notes and contracts payable	1,010,623	728,232
Total stockholders’ equity	$4,565,400	$4,420,484

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
June 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$651,984	$530,735	$121,249	$—
Agent premiums	597,895	597,895	—	—
Information and other	231,169	228,252	3,103	(186)
Net investment income	58,420	43,234	2,316	12,870
Net realized investment gains (losses)	69,261	62,823	6,850	(412)
	1,608,729	1,462,939	133,518	12,272
Expenses
Personnel costs	451,487	417,066	20,681	13,740
Premiums retained by agents	472,398	472,398	—	—
Other operating expenses	250,088	222,192	19,283	8,613
Provision for policy losses and other claims	138,688	56,431	82,257	—
Depreciation and amortization	40,976	38,995	1,943	38
Premium taxes	16,354	14,319	2,035	—
Interest	13,443	3,736	—	9,707
	1,383,434	1,225,137	126,199	32,098
Income (loss) before income taxes	$225,295	$237,802	$7,319	$(19,826)

Three Months Ended		Title	Specialty	Corporate
June 30, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$668,018	$552,358	$115,660	$—
Agent premiums	543,847	543,847	—	—
Information and other	200,669	197,779	3,153	(263)
Net investment income	77,711	70,970	2,700	4,041
Net realized investment gains	8,375	6,920	1,455	—
	1,498,620	1,371,874	122,968	3,778
Expenses
Personnel costs	447,027	422,664	19,884	4,479
Premiums retained by agents	429,086	429,086	—	—
Other operating expenses	222,348	194,129	18,236	9,983
Provision for policy losses and other claims	109,130	43,848	65,282	—
Depreciation and amortization	32,884	31,061	1,785	38
Premium taxes	16,740	14,699	2,041	—
Interest	11,908	3,574	—	8,334
	1,269,123	1,139,061	107,228	22,834
Income (loss) before income taxes	$229,497	$232,813	$15,740	$(19,056)

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Six Months Ended		Title	Specialty	Corporate
June 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,272,621	$1,032,036	$240,585	$—
Agent premiums	1,197,577	1,197,577	—	—
Information and other	442,681	436,525	6,542	(386)
Net investment income	104,294	102,902	4,900	(3,508)
Net realized investment gains (losses)	4,499	(5,476)	3,460	6,515
	3,021,672	2,763,564	255,487	2,621
Expenses
Personnel costs	881,147	838,681	42,126	340
Premiums retained by agents	947,779	947,779	—	—
Other operating expenses	507,328	448,787	40,831	17,710
Provision for policy losses and other claims	256,165	111,481	144,684	—
Depreciation and amortization	72,425	68,512	3,837	76
Premium taxes	33,669	29,837	3,832	—
Interest	25,540	7,709	—	17,831
	2,724,053	2,452,786	235,310	35,957
Income (loss) before income taxes	$297,619	$310,778	$20,177	$(33,336)

Six Months Ended		Title	Specialty	Corporate
June 30, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,182,220	$955,114	$227,106	$—
Agent premiums	1,045,384	1,045,384	—	—
Information and other	373,561	367,870	6,219	(528)
Net investment income	159,979	141,023	5,432	13,524
Net realized investment gains	41,057	34,665	6,392	—
	2,802,201	2,544,056	245,149	12,996
Expenses
Personnel costs	858,639	803,795	39,504	15,340
Premiums retained by agents	825,693	825,693	—	—
Other operating expenses	418,795	362,770	38,054	17,971
Provision for policy losses and other claims	206,842	80,020	126,822	—
Depreciation and amortization	65,818	62,223	3,519	76
Premium taxes	31,403	27,678	3,725	—
Interest	23,844	7,057	—	16,787
	2,431,034	2,169,236	211,624	50,174
Income (loss) before income taxes	$371,167	$374,820	$33,525	$(37,178)

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Consolidated
Total revenues	$1,608,729	$1,498,620	$3,021,672	$2,802,201
Less: NRIG(L)	69,261	8,375	4,499	41,057
Total revenues excluding NRIG(L)	$1,539,468	$1,490,245	$3,017,173	$2,761,144

Pretax income	$225,295	$229,497	$297,619	$371,167
Less: NRIG(L)	69,261	8,375	4,499	41,057
Pretax income excluding NRIG(L)	$156,034	$221,122	$293,120	$330,110

Pretax margin	14.0%	15.3%	9.8%	13.2%
Less: Pretax margin impact of NRIG(L)	3.9%	0.5%	0.1%	1.2%
Pretax margin excluding NRIG(L)	10.1%	14.8%	9.7%	12.0%

Earnings per diluted share (EPS)	$1.52	$1.64	$2.06	$2.61
Less: EPS impact of NRIG(L)	0.47	0.06	0.03	0.29
EPS excluding NRIG(L)	$1.05	$1.57	$2.03	$2.32

Title Insurance and Services Segment
Total revenues	$1,462,939	$1,371,874	$2,763,564	$2,544,056
Less: NRIG(L)	62,823	6,920	(5,476)	34,665
Total revenues excluding NRIG(L)	$1,400,116	$1,364,954	$2,769,040	$2,509,391

Pretax income	$237,802	$232,813	$310,778	$374,820
Less: NRIG(L)	62,823	6,920	(5,476)	34,665
Pretax income excluding NRIG(L)	$174,979	$225,893	$316,254	$340,155

Pretax margin	16.3%	17.0%	11.2%	14.7%
Less: Pretax margin impact of NRIG(L)	3.8%	0.5%	(0.2)%	1.1%
Pretax margin excluding NRIG(L)	12.5%	16.5%	11.4%	13.6%

Specialty Insurance Segment
Total revenues	$133,518	$122,968	$255,487	$245,149
Less: NRIG(L)	6,850	1,455	3,460	6,392
Total revenues excluding NRIG(L)	$126,668	$121,513	$252,027	$238,757

Pretax income	$7,319	$15,740	$20,177	$33,525
Less: NRIG(L)	6,850	1,455	3,460	6,392
Pretax income excluding NRIG(L)	$469	$14,285	$16,717	$27,133

Pretax margin	5.5%	12.8%	7.9%	13.7%
Less: Pretax margin impact of NRIG(L)	5.1%	1.0%	1.3%	2.3%
Pretax margin excluding NRIG(L)	0.4%	11.8%	6.6%	11.4%

Totals may not sum due to rounding.

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Total revenues	$1,462,939	$1,371,874	$2,763,564	$2,544,056
Less: Net realized investment gains (losses)	62,823	6,920	(5,476)	34,665
Net investment income	43,234	70,970	102,902	141,023
Premiums retained by agents	472,398	429,086	947,779	825,693
Net operating revenues	$884,484	$864,898	$1,718,359	$1,542,675

Personnel and other operating expenses	$639,258	$616,793	$1,287,468	$1,166,565
Ratio (% net operating revenues)	72.3%	71.3%	74.9%	75.6%
Ratio (% total revenues)	43.7%	45.0%	46.6%	45.9%

Change in net operating revenues	$19,586		$175,684
Change in personnel and other operating expenses	22,465		120,903
Success Ratio(1)	115%		69%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Second Quarter 2020 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q220	Q120	Q419	Q319	Q219
Open Orders per Day
Purchase	1,919	1,978	1,622	2,108	2,251
Refinance	2,898	2,884	1,487	1,922	1,408
Refinance as % of residential orders	60%	59%	48%	48%	38%
Commercial	362	510	522	523	515
Default and other	310	345	364	405	454
Total open orders per day	5,489	5,716	3,995	4,958	4,628

Closed Orders per Day
Purchase	1,310	1,277	1,469	1,639	1,626
Refinance	2,222	1,451	1,391	1,256	854
Refinance as % of residential orders	63%	53%	49%	43%	34%
Commercial	232	265	332	289	301
Default and other	213	276	366	318	291
Total closed orders per day	3,977	3,269	3,559	3,502	3,072

Average Revenue per Order (ARPO)
Purchase	$2,581	$2,526	$2,541	$2,528	$2,560
Refinance	1,194	1,165	1,195	1,159	1,128
Commercial	7,373	9,690	11,425	10,791	9,356
Default and other	41	299	209	257	358

Total ARPO	$1,950	$2,315	$2,603	$2,513	$2,620

Business Days	64	62	63	64	64

(1) U.S. operations only.

Totals may not sum due to rounding.

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